                                                                    EXHIBIT 12


                            WMX TECHNOLOGIES, INC.

                      Ratio of Earnings to Fixed Charges
                                  (Unaudited)

                      (millions of dollars, except ratio)



                                                              Nine Months
                                                           Ended September 30
                                                         ---------------------
                                                            1994      1995 (1)
                                                         ---------   ---------

Income Before Income Taxes, Undistributed Earnings
  from Affiliated Companies and Minority Interest...      $1,091.1    $1,083.4
Interest Expense....................................         325.5       386.9
Capitalized Interest................................         (79.5)      (59.7)
One-Third of Rents Payable in the Next Year.........          34.9        37.4
                                                          --------    --------
Income Before Income Taxes, Undistributed Earnings
  from Affiliated Companies, Minority Interest,
  Interest and One-Third of Rents...................      $1,372.0    $1,448.0
                                                          ========    ========
Interest Expense....................................      $  325.5    $  386.9
One-Third of Rents Payable in the Next Year.........          34.9        37.4
                                                          --------    --------
Interest Expense plus One-Third of Rents............      $  360.4    $  424.3
                                                          ========    ========
Ratio of Earnings to Fixed Charges..................     3.81 to 1   3.41 to 1



(1) The results for 1995 include a special charge ($140.6 million before income taxes), recorded by the Company's Chemical Waste Management, Inc., subsidiary, primarily related to a writeoff of certain investments in hazardous waste treatment and processing technologies and facilities. Excluding the effect of this charge, the ratio of earnings to fixed charges would be 3.74 to 1.